FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Appoints New Director, Declares Dividend and Provides Fourth Quarter Conference Call Details

St. Louis, MO., February 2, 2007 – Young Innovations, Inc. (Nasdaq-YDNT) today announced that its Board appointed Richard J. Bliss to serve on the Board until the 2007 annual meeting of stockholders. Mr. Bliss is the Managing Partner of Godfrey & Kahn S.C., a law firm with approximately 200 attorneys who focus on corporate matters, based in Milwaukee, Wisconsin. Mr. Bliss is deemed to be “independent” for purposes of the The Nasdaq Stock Market Inc.

Commenting on the appointment, George E. Richmond, Chairman, said, “We are pleased to welcome Rick Bliss to our Board. We look forward to benefiting from his guidance and experience in the areas of corporate governance, mergers and acquisitions, corporate finance, and business strategy.”

On January 31, 2007, the Board of Directors also declared a quarterly dividend of $0.04 per share, payable March 15, 2007 to shareholders of record on February 15, 2007.

The Company also announced that it will broadcast its fourth quarter earnings results with a live and on-demand web cast conference call on Thursday, February 8, 2007 at 11:00 am Central Time. A live audio broadcast of the call will be available through Intercall at http://audioevent.mshow.com/322000/.  Access to the live audio broadcast will also be available through the Company’s website, www.ydnt.com. For those unable to listen to the live broadcast, a replay will be available at www.ydnt.com for ninety days following the live call. There is no charge to access any event.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), panoramic X-ray equipment, liquid surface disinfectants, obturation units, and dental micro-applicators in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.